SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

OAKLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on June 9, 2006

     You are cordially invited to attend the 2006 Annual Meeting of Shareholders (the “Meeting”) of OAKLEY, INC. (the “Company” or “Oakley”) to be held on Friday, June 9, 2006, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters in Foothill Ranch, California, for the following purposes:
1.	To elect nine directors to serve as such until the next Annual Meeting of Shareholders and until their successors are elected and qualified;
2.	To consider and vote to approve amendments to the Oakley, Inc. 1995 Stock Incentive Plan (the “Stock Plan”) that were approved by the Board of Directors to increase the number of shares reserved for issuance thereunder by 3,500,000 shares, to specify that the maximum number of shares that may be issued under the Stock Plan, including upon exercise of incentive stock options (“ISOs”), be 12,212,000 shares and to provide the performance goals applicable to awards of performance shares;
3.	To consider and vote to approve the Oakley, Inc. Amended and Restated Executive Officers Performance Bonus Plan (the “Bonus Plan”) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, only;
4.	To ratify the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2006; and
5.	To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.
     Only shareholders of record at the close of business on March 31, 2006, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.
     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

BY ORDER OF THE BOARD OF DIRECTORS

Cos Lykos Secretary
Foothill Ranch, California

April 25, 2006

PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
PROPOSAL 2: TO APPROVE THE AMENDMENT TO OAKLEY, INC
CERTAIN FEDERAL INCOME TAX EFFECTS
PROPOSAL 3: TO APPROVE THE OAKLEY, INC
COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
FEES OF INDEPENDENT AUDITORS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
APPENDIX A
APPENDIX B

OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held on June 9, 2006
     This Proxy Statement is furnished to shareholders of Oakley, Inc. (the “Company” or “Oakley”) in connection with the solicitation of proxies in the form enclosed with this Proxy Statement for use at the Annual Meeting of Shareholders of the Company to be held on Friday, June 9, 2006, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters in Foothill Ranch, California, and at any and all adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are being first mailed to shareholders on or about April 25, 2006.
     This solicitation is made by mail on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.
     Holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on the record date, March 31, 2006, are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on March 31, 2006, there were 69,001,946 shares of Common Stock issued and outstanding.
     Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR the election of all nominees for director, FOR the approval of the amendments to the Oakley, Inc. 1995 Stock Incentive Plan (the “Stock Plan”) to increase the number of shares reserved for issuance by 3,500,000 shares and to provide for the maximum number of shares that may be issued upon exercise of ISOs, FOR the approval of the Oakley, Inc. Amended and Restated Executive Officers Performance Bonus Plan (the “Bonus Plan”) and FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2006. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
     The Board of Directors knows of no matters to come before the Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person’s discretionary authority to act in such person’s best judgment.
     The principal executive offices of the Company are located at One Icon, Foothill Ranch, California 92610.

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
     Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “Articles”), directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. If, for any reason, the directors are not elected at the Meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s Amended and Restated Bylaws (the “Bylaws”). The Bylaws currently authorize a Board of Directors consisting of not less than one nor more than nine persons. Oakley’s Board of Directors currently consists of nine directors.
     The nominees for election to the nine positions on the Board of Directors to be voted upon at the Meeting are Jim Jannard, D. Scott Olivet, Link Newcomb, Tom Davin, Mary George, Mike Puntoriero, Greg Trojan, Colombe Nicholas and Frits van Paasschen. The Board of Directors has determined that each of the nominees for director, except Messrs. Jannard, Olivet and Newcomb, has no material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing standards, as currently in effect. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Jim Jannard, D. Scott Olivet, Link Newcomb, Tom Davin, Mary George, Mike Puntoriero, Greg Trojan, Colombe Nicholas and Frits van Paasschen to hold office as directors for a term of one year and until their successors are elected and qualified at the next Annual Meeting of Shareholders. All nominees have consented to being named in this Proxy Statement and have advised the Board of Directors that they are able and willing to serve as directors, if elected.
     If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than nine nominees.
Vote
     Each director will be elected by a favorable vote of a plurality of the votes cast at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the outcome. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the nine nominees named above as directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
     The following table sets forth certain information (as of March 31, 2006) concerning the directors, executive officers and other officers of the Company:

Name	Age	Position
Jim Jannard	56	Chairman of the Board
D. Scott Olivet	43	Chief Executive Officer and Director
Link Newcomb	44	Chief Operating Officer and Director
Colin Baden	44	President
Richard Shields	48	Chief Financial Officer
Jon Krause	42	Senior Vice President of Operations
Kent Lane	52	Senior Vice President of Manufacturing and Sourcing
Scott Bowers	44	Vice President of Marketing Worldwide
Donna Gordon	46	Vice President of Finance and Controller
Cos Lykos	37	Vice President of Business Development and Secretary
Cliff Neill	46	Vice President of U.S. Sales
Carlos Reyes	39	Vice President of Research and Development
Tom Davin	48	Director
Mary George	55	Director
Mike Puntoriero	52	Director
Greg Trojan	46	Director
Colombe Nicholas	51	Director
Frits van Paasschen	45	Director
Executive Officers
     Mr. Jim Jannard, the founder of the Company, has been Chairman of the Board and an Oakley director since its inception in 1975 and he has held various positions with the Company since then, including Chief Executive Officer and President. Effective October 1999, Mr. Jannard was named Chief Executive Officer and served in that capacity for six years until D. Scott Olivet was named Chief Executive Officer in October 2005.
     Mr. D. Scott Olivet joined Oakley in October 2005 as its Chief Executive Officer and as an Oakley director. From August 2001 to October 2005, he served as Nike Inc.’s Vice President, Nike Subsidiaries and New Business Development where he led, developed and executed the company’s branding strategy including the Cole Haan, Converse, Hurley, Starter and Bauer-Nike Hockey brands. Prior to Nike, Mr. Olivet served as Gap. Inc.’s Senior Vice President of Real Estate, Store Design and Construction, responsible for the Gap, Banana Republic and Old Navy brands from 1998 to 2001. He worked with Bain & Company from 1984 to 1998, serving as a partner and head of the firm’s worldwide practice in organizational effectiveness and change management from 1993 to 1998.
     Mr. Link Newcomb joined Oakley in June 1994 as its Vice President of International Sales. Mr. Newcomb served as Executive Vice President from April 1995 until January 1997, as Chief Financial Officer from July 1995 until January 1997, as Chief Operating Officer from January 1997 to September 1997 and as Chief Executive Officer from September 1997 to April 1999. Effective May 1999, Mr. Newcomb was named Chief Operating Officer. From February 2005 until November 2005, Mr. Newcomb served as the Company’s acting Chief Financial Officer. Mr. Newcomb has served as an Oakley director since January 1997. Prior to joining Oakley, Mr. Newcomb was an attorney for five years at Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Mr. Newcomb has been a certified public accountant since 1984.
     Mr. Colin Baden joined Oakley in February 1996 as Director of Design and served as Vice President of Design from February 1997 to February 1999. In February 1999, Mr. Baden was named President. Prior to joining Oakley, Mr. Baden was a partner at Lewis Architects of Seattle, Washington for six years and began advising Oakley on company image and design issues in 1993.

     Mr. Richard Shields joined Oakley in November 2005 as Chief Financial Officer. Prior to joining Oakley, from October 2002 to April 2005, Mr. Shields served as Chief Financial Officer of Southwest Water Company, which provides water related services and generates revenues in excess of $200 million. From May 2005 to July 2005, Mr. Shields served as a consultant to Southwest Water Company. Prior to Southwest Water, Mr. Shields served as Chief Financial Officer at Day Software Corporation from September 2001 to July 2002, Winfire Corporation from February 1999 to July 2001, and Frame-N-Lens Optical, Inc. from 1996 to 1999. He previously served as international controller and finance director for the Americas for AST Research, a personal computer manufacturer. Prior to that, he worked in corporate finance with Taco Bell Corporation and began his career in 1982 at the public accounting firm Price Waterhouse. Mr. Shields has been a certified public accountant since 1986.
     Mr. Jon Krause joined Oakley in November 1996 as Director of Information Technology and was named Vice President of Operations in January 1998. In March 2005, Mr. Krause was named Senior Vice President of Operations. Prior to joining Oakley, Mr. Krause was a senior manager with Andersen Consulting (now Accenture), where he spent ten years specializing in information technology and manufacturing operations.
     Mr. Kent Lane joined Oakley in October 1994 and served as Director of Manufacturing from January 1995 until October 1995. In October 1995, Mr. Lane was named Vice President of Manufacturing. In March 2005, Mr. Lane was named Senior Vice President of Manufacturing and Sourcing. Mr. Lane has more than 25 years experience in the manufacturing industry at various companies, including Kaiser Steel for six years and Water Factory Systems, a manufacturer of water purification equipment, for eight years.
     Mr. Scott Bowers joined Oakley in May 1988 as a regional sales manager and held the position of Director of Sports Marketing from January 1995 to December 1999 and Vice President of Sports Marketing from January 2000 to December 2003. In January 2004, Mr. Bowers was named Vice President of Marketing Worldwide. Prior to joining Oakley, Mr. Bowers had eleven years of experience in the snow/ski industry, holding positions both in retail management and as an independent sales representative.
     Ms. Donna Gordon joined Oakley in February 1986. Ms. Gordon has held a number of positions with Oakley, assuming her current position as Vice President of Finance in October 1995. Ms. Gordon has been Controller since 1990 and was Corporate Secretary from 1993 to March 2006.
     Mr. Cos Lykos joined Oakley in May 2004 as Vice President of Business Development. In March 2006, he was appointed Corporate Secretary. Prior to joining Oakley, Mr. Lykos served as Vice President of Business Affairs, General Counsel and Secretary at RemedyTemp, Inc., a publicly traded human capital services company, a position he had held since 1998. From 1994 to 1998, Mr. Lykos served as a corporate associate at Gibson, Dunn & Crutcher LLP, specializing in mergers and acquisitions, public offerings, licensing and general corporate matters.
Other Officers
     Mr. Cliff Neill joined Oakley in 1985 and has held various sales positions with Oakley, including National Sales Director. He was named Vice President of U.S. Sales in December 2002.
     Mr. Carlos Reyes joined Oakley in July 1989 and has held various positions with Oakley, beginning as a lens coating assistant in the manufacturing department. Mr. Reyes was promoted to Lens Coating Manager in 1991 and to a leadership position in Oakley’s design department in 1993. In December 1995, Mr. Reyes was named Vice President of Research and Development.
Board of Directors
     Mr. Tom Davin has been an Oakley director since August 2003. Mr. Davin is the Chief Executive Officer of Panda Restaurant Group, Inc., a Chinese restaurant chain with more than 700 restaurants. From August 2004 until January 2006, he was the President and Chief Operating Officer of Panda Restaurant Group, Inc. Prior to joining Panda Restaurant Group, Inc., from October 2001 until July 2004, Mr. Davin served as an Operating Partner of Brentwood Associates, a middle market private equity firm. From June 2000 until August 2001, he was the Chief Executive Officer of Entrepreneur.com Inc. From 1993 to 2000, Mr. Davin was a senior executive with Taco Bell Corporation and served as its Chief Operating Officer from 1997 to 2000. Taco Bell Corporation is a division of YUM! Brands, Inc. Mr. Davin is also a director of Zumiez, Inc., a specialty retail chain that serves the action sports lifestyle. Mr. Davin served as a U.S. Marine Corps officer from 1979 to 1985.

     Ms. Mary George has been an Oakley director since October 2004. Since October 1994, Ms. George has served as an officer of Bell Sports, Inc., including as its Chief Executive Officer from July 1998 until August 2000 and as its Co-Chairman since August 2000. Ms. George is also a director of RemedyTemp, Inc., Bell Automotive Products, Inc., Playcore Playground Systems and Swell. Prior to joining Bell Sports, Ms. George had served as Chief Operating Officer of Denar and Chief Operating Officer of VLI Medical Devices.
     Mr. Mike Puntoriero has been an Oakley director since January 2005. From July 2004 until March 2006, Mr. Puntoriero was Vice President of Fleetwood Enterprises, Inc. and President of Fleetwood Vacation Club, Inc., a wholly owned subsidiary of Fleetwood Enterprises, Inc. From September 2003 until July 2004, Mr. Puntoriero did consulting work for various companies, including Fleetwood Enterprises, Inc. Prior to that, he served as Chief Financial Officer and Executive Vice President at First Consulting Group, Inc. from January 2003 to September 2003. Mr. Puntoriero’s previous business experience also includes more than 23 years at Arthur Andersen LLP where he became the Audit Division Head in 1996 and Managing Partner in 2000 of Arthur Andersen’s Orange County office.
     Mr. Greg Trojan has been an Oakley director since June 2005. Currently, Mr. Trojan is the Chief Executive Officer of HOB Entertainment, Inc. Mr. Trojan joined HOB Entertainment in August 1996 and is responsible for the overall vision and operation of HOB Entertainment and its divisions, which include House of Blues Music/Restaurant Venues. Mr. Trojan began his career in 1981 as a management consultant with Andersen Consulting. In 1990, following four years as a management consultant for Bain & Company in Boston, he became a key member of PepsiCo Inc.’s planning and development team before assuming the position of President and Chief Executive Officer of the 77-unit California Pizza Kitchen chain in 1994.
     Ms. Colombe Nicholas has been an Oakley director since June 2005. Ms. Nicholas is currently, and has been since 2002, a consultant with Finaco Global Consulting, which identifies domestic and international expansion opportunities and provides expert advice to companies that seek potential growth. Ms. Nicholas worked as a private consultant from 1999 to 2002. From 1996 to 1999, she was President and Chief Executive Officer of The Anne Klein Company. From 1993 to 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From 1991 to 1993, she was President and Chief Executive Officer of Giorgio Armani Fashion Corp. Additionally, she also served as President of Christian Lacroix-USA (in tandem with Christian Dior). Ms. Nicholas is currently a board member for Tandy Brand Accessories and The Mills Corporation.
     Mr. Frits van Paasschen has been an Oakley director since September 2005. Since March 2005, Mr. van Paasschen has served as President and Chief Executive Officer of Coors Brewing Company, a subsidiary of Molson Coors Brewing Company. Prior to joining Coors Brewing Company, from April 2004 until March 2005, Mr. van Paasschen worked independently through FPaasschen Consulting and Mercator Investments, evaluating, proposing, and negotiating private equity transactions. Prior to that, he worked for Nike, Inc. from 1997 to April 2004 as Corporate Vice President and General Manager of Nike’s Europe, Middle East and Africa (EMEA) region. He also served as Vice President/General Manager of the Canadian, Latin American and African business units from 1998 to 2000, including establishing the company’s presence in Brazil, and prior to that, was Vice President of global strategic planning. From July 1995 to August 1997, Mr. van Paasschen was Vice President of Finance and Planning for Disney Consumer Products. He was also previously engaged in management and business consulting.
Director Independence
     The Company’s Corporate Governance Guidelines provide that a majority of the members of the Company’s Board of Directors must meet the criteria for independence as required by NYSE listing standards. As set forth in such guidelines, a director will be independent only if the Board of Directors affirmatively determines, after consideration of all relevant facts and circumstances, that such director has no material relationship with the Company. The Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards. In its annual review of the relationships that each director has with the Company, the Board of Directors determined that Ms. George, Ms. Nicholas, and Messrs. Davin, Puntoriero, Trojan and van Paasschen are each independent directors within the meaning of the NYSE listing and independence standards.

Board of Directors Meetings and Committees
     The Board of Directors held five meetings in 2005, including regularly scheduled and special meetings. The Board of Directors has established standing Audit; Compensation and Stock Option; and Nominating and Corporate Governance committees as set forth below. During 2005, each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member. It is the Company’s policy that directors are also invited and encouraged to attend its Annual Meeting of Shareholders. All of the Company’s then current directors were in attendance at the 2005 Annual Meeting of Shareholders except Abbott Brown and Lee Clow.
     The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is currently Tom Davin.
     The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the non-management directors as a group), any committee of the Board of Directors or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Oakley, Inc., One Icon, Foothill Ranch, California 92610.
     All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.
     Audit Committee. The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is currently comprised of Mike Puntoriero (Chair), Tom Davin and Colombe Nicholas, all of whom are independent under the listing standards of the NYSE and our Corporate Governance Guidelines. The Board of Directors has determined that all of the members of the Audit Committee are qualified as audit committee financial experts within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”) and are financially literate and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.
     The Audit Committee is governed by a written charter adopted by the Board of Directors, a copy of which is available on the Company’s corporate website at www.oakley.com under the heading “Investor Relations,” and which is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610. The primary purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the Board of Director’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function.
     The Audit Committee held twelve meetings during 2005.
Compensation and Stock Option Committee. The Compensation and Stock Option Committee of the Company’s Board of Directors (the “Compensation Committee”) is currently comprised of Mary George (Chair), Tom Davin and Greg Trojan, all of whom are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines. The primary purpose of the Compensation Committee is to oversee the Company’s compensation and employee benefit plans and practices, including its executive officer compensation plans and its incentive-compensation and equity-based plans, including the Stock Plan. The Compensation Committee is governed by a written charter adopted by the Board of Directors, a copy of which is available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and which is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.
     The Compensation Committee held eleven meetings during 2005.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) is currently comprised of Tom Davin (Chair), Mary George, Mike Puntoriero, Colombe Nicholas, Greg Trojan and Frits van Paasschen, all of whom are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines. The functions of the Nominating Committee include the following: (i) identifying and selecting, or recommending to the Board of Directors, individuals qualified to serve as directors of the Company; (ii) selecting, or recommending to the Board of Directors, directors to serve on committees of the Board of Directors; (iii) advising the Board of Directors with respect to matters pertaining to the composition and procedures of the Board of Directors; (iv) developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally and (v) overseeing the annual evaluation of the Board of Directors and its committees.
     The Nominating Committee is governed by a charter, a copy of which is available on our corporate website at www.oakley.com under the heading “Investor Relations” and which is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.
     The Nominating Committee met four times in 2005.
     The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information: (i) the name of the shareholder and evidence of the person’s ownership of Company Common Stock, including the number of shares owned and the length of time of ownership and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.
     The shareholder recommendation and information described above must be sent to the Corporate Secretary at Oakley, Inc., One Icon, Foothill Ranch, California 92610 and must be received by the Corporate Secretary not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.
     The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors, oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, independence from management and the Company and legal and regulatory requirements. The Nominating Committee also seeks to have the Board of Directors represent a diversity of backgrounds and experience.
     The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

     Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee collects and reviews publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chair or another member of the Nominating Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board of Directors may take into consideration the number of shares of Company Common Stock held by the recommending shareholder and the length of time that such shares have been held. In fulfilling its duties described above, the Nominating Committee may, in its discretion, request that one or more executive officers of the Company assist in its evaluation of potential candidates for the Board of Directors.
Code of Ethics for Senior Financial Officers
     The Company has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer and other senior financial officers. The Code of Ethics is available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.
Code of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics applicable to its officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.
Corporate Governance Guidelines
     The Company has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.
Compensation of Directors
     Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors of the Company receive (i) a retainer fee of $40,000 per year for their services, (ii) $1,000 for each committee meeting attended, (iii) $15,000 per year for chairing the Audit Committee, (iv) $5,000 per year for each other committee a non-employee director chairs, (v) $2,000 per day for each special non-Board of Directors meeting that a non-employee director is requested to attend, in person or by telephone, by the Board of Directors, as determined by the Board of Directors and (vi) an annual grant of 4,500 shares of restricted Common Stock that vest in full on the anniversary of the date of grant or the day immediately preceding the first meeting of the Company’s shareholders at which directors are to be elected that occurs after the date of grant, whichever comes first. All directors are also reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors meetings, committee meetings or special non-Board of Directors meetings. Additionally, non-employee directors of the Company receive the standard employee discount on Oakley products.
Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee during 2005 were Ms. George and Messrs. Brown, Davin and Trojan. Mr. Brown was no longer a director or member of the Compensation Committee effective June 3, 2005. Mr. Trojan joined the Compensation Committee effective June 3, 2005 and Mr. Davin joined the Compensation Committee effective August 23, 2005. None of Ms. George, Mr. Brown, Mr. Davin, nor Mr. Trojan has ever been an officer or employee of the Company or any of its subsidiaries. None of the executive officers of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during 2005.
PROPOSAL 2: TO APPROVE THE AMENDMENT TO OAKLEY, INC.
1995 STOCK INCENTIVE PLAN
(Item 2 on Proxy Card)
     On August 8, 1995, prior to Oakley’s initial public offering of Common Stock, the Board of Directors adopted, and the then shareholders of Oakley approved, the Oakley, Inc. 1995 Stock Incentive Plan (the “Stock Plan”), which provides for the grant of various types of stock-based compensation to officers, directors, employees, consultants and advisors of Oakley and its subsidiaries. 5,712,000 shares of Common Stock were initially reserved for issuance pursuant to awards under the Stock Plan. In April 1999, the Board of Directors adopted an amendment to the Stock Plan, which was subsequently approved by the shareholders on June 11, 1999, to increase the number of shares reserved for issuance thereunder by an additional 1,000,000 shares for an aggregate of 6,712,000 shares. On March 26, 2003, the Plan was further amended to increase the number of shares reserved for issuance by 2,000,000 shares and to extend the term of the Plan to March 26, 2013, which amendments were subsequently approved by the shareholders on June 6, 2003. Subject to shareholder approval, on March 22, 2006, the Board of Directors approved amendments to increase the number of shares reserved for issuance by 3,500,000 shares, for an aggregate of 12,212,000 shares, to specify that the maximum number of shares that may be issued under the Stock Plan, including upon exercise of ISOs, be 12,212,000 shares and to provide the performance goals applicable to awards of performance shares. The Board of Directors believes that the grant of equity based awards, such as stock options and restricted stock, is a highly effective way to align the interests of management with those of the Company shareholders and provides a cost-effective means of recognizing employee contributions to the success of the Company. The Board of Directors also believes that increasing the number of shares of Common Stock available for this purpose will be important to the future success of the Company by allowing it to remain competitive in attracting and retaining highly qualified technical and other key personnel.
     On March 31, 2006, the closing price of the Company’s Common Stock on the NYSE was $17.02 per share.
     At the Meeting, the shareholders are being requested to approve an amendment to the Stock Plan to increase the number of shares reserved for issuance under the Stock Plan by 3,500,000 shares, to specify that the maximum number of shares that may be issued under the Stock Plan, including upon exercise of ISOs, be 12,212,000 shares and to provide the performance goals applicable to awards of performance shares. The information in the following table is as of December 31, 2005.

(c)
Number of securities
	(a)		remaining available for
	Number of securities	(b)	future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders	3,865,086	$11.85	973,957

Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

The summary that follows is subject to the actual terms of the Stock Plan, a copy of which is attached to this Proxy Statement as Appendix A.
Summary of the Purposes of the Stock Plan
     The purposes of the Stock Plan are to further the long-term growth in Oakley’s earnings by providing incentives to those officers, other employees, directors, consultants and advisors who are or will be responsible for such growth; to facilitate the ownership of Oakley’s stock by such individuals, thereby increasing the identity of their interests with those of Oakley’s shareholders; and to assist Oakley in attracting and retaining officers, other employees, directors, consultants and advisors with experience and ability.
Types of Incentive Awards under the Stock Plan
     The Stock Plan provides for the granting of ISOs within the meaning of Section 422 of the Code, options which do not qualify as ISOs, known as nonqualified stock options (“NSOs”), or a combination of both ISOs and NSOs (“options”); provided, however, that ISOs may be granted only to employees of Oakley and its subsidiaries. Options granted under the Stock Plan may be accompanied by stock appreciation rights (“SARs”) or limited stock appreciation rights (“LSARs”), or both (“rights”). Rights may also be granted independently of options. The Stock Plan also provides for the granting of restricted stock, deferred stock and performance shares (together, referred to as “restricted awards”).
Plan Administration
     The Stock Plan is currently administered by Oakley’s Board of Directors and/or by the Compensation Committee, which consists solely of two or more directors of the Company who are “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act (“Rule 16b-3”) and “outside directors” within the meaning of Section 162(m) (such Board of Directors or Compensation Committee is sometimes referred to in this summary as the “plan administrator”). The Stock Plan provides that no member of the board or committee will be liable for any action or determination taken or made in good faith with respect to the Stock Plan or any option, right or restricted award granted under the Stock Plan.
     Subject to the terms of the Stock Plan, the plan administrator has the right to grant awards to eligible recipients and, subject to the terms of the Stock Plan, to determine the terms and conditions of the award agreements evidencing the grant of such awards, including the vesting schedule and exercise price of such awards, and the effect, if any, of a change in control of Oakley on such awards.
Securities Subject to the Stock Plan
     There were initially reserved for issuance under the Stock Plan 5,712,000 treasury or authorized but unissued shares of Oakley’s Common Stock. In April 1999, the Board of Directors adopted an amendment to the Stock Plan, which was subsequently approved by the shareholders on June 11, 1999, to increase the number of shares reserved for issuance thereunder by an additional 1,000,000 shares, and on March 26, 2003, the Stock Plan was further amended to increase the number of shares reserved for issuance by 2,000,000 shares. Subject to shareholder approval, on March 22, 2006, the Board of Directors approved amendments to increase the number of shares reserved for issuance by 3,500,000 shares, for an aggregate of 12,212,000 shares, to specify that the maximum number of shares that may be issued under the Stock Plan, including upon exercise of ISOs, be 12,212,000 shares and to provide the performance goals applicable to awards of performance shares. As of December 31, 2005, 973,957 shares of Common Stock remained available for issuance pursuant to new awards under the Stock Plan. As of December 31, 2005, stock options issued under the Stock Plan of 3,344,768 shares of Common Stock were outstanding, of which 1,998,778 shares were exercisable. The aggregate number of shares of Common Stock as to which options, rights, restricted stock and performance shares may be granted to any individual during any calendar year may not, subject to adjustment as set forth below, exceed 80% of the shares reserved for issuance under the Stock Plan.
     The Stock Plan provides that, in the event of changes in the Common Stock by reason of a merger, reorganization, recapitalization, Common Stock dividend, stock split or similar change, the plan administrator will make appropriate adjustments in the aggregate number of shares available for issuance under the Stock Plan, the purchase price to be paid and the number of shares issuable upon the exercise thereafter of any option previously granted and in the purchase price to be paid and the number of shares issuable pursuant to restricted awards. The plan administrator will have the discretion to make other appropriate adjustments.
Eligibility
     Discretionary grants of options, rights and restricted awards may be made to any officer (including officers who are directors), employee, or any consultant or advisor of Oakley or its direct and indirect subsidiaries who is determined by the plan administrator to be in a position to contribute to the long-term growth in earnings of Oakley.
ISO Limitation
     The aggregate fair market value (determined as of the date of grant) of the shares granted to any employee under the Stock Plan or any other option plan of Oakley or its subsidiaries that may become exercisable for the first time in any calendar year is limited, with respect to ISOs, to $100,000. This restriction does not apply to NSOs, rights or restricted awards. The maximum number of shares that may be issued under the Stock Plan, including upon exercise of ISOs, is 12,212,000.
Exercise of Options
     Options will vest and become exercisable according to a schedule established by the plan administrator. In the case of options exercisable by installment, options not exercised during any one year may be accumulated and exercised at prescribed times during the remaining years of the option. Options that are not exercised within ten years from the date of grant will expire without value. Options are exercisable during the optionee’s lifetime only by the optionee.
     The section entitled “Death—Termination of Employment—Restrictions on Transfer” describes the provisions that relate to the exercise of an option following termination of employment or service, including death, disability or retirement.
     The purchase price of the stock purchased pursuant to the exercise of an option will be as determined by the plan administrator at the time an option is granted and may be adjusted in accordance with the antidilution provisions described in “Securities Subject to the Stock Plan.” The exercise price of an ISO may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an ISO granted to a 10% or greater shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock on the date the option is granted. Upon the exercise of any option, the purchase price must be fully paid in cash, or, at the discretion of the plan administrator, by delivery of unrestricted Common Stock already owned by the optionee equal in market value to the exercise price, by delivery of restricted stock awards equal in market value to the exercise price, by means of a loan from the Company, or by a combination of cash, unrestricted Common Stock, restricted awards, or loans. If restricted awards are used to pay the exercise price, certain of the shares acquired upon exercise will also be subject to restrictions.
Director Fee Options
     The plan administrator may provide each non-employee director with the right to elect to waive the receipt of any part or all of his or her annual retainer and/or meeting fees (if any) for the year commencing on the date immediately following each annual meeting of the Company’s shareholders, and to receive a number of NSOs (“Director Fee Options”) in lieu thereof. The number of shares of Common Stock subject to Director Fee Options will be fixed by the Board of Directors in advance of such annual meeting based upon the amount of fees waived and an independent appraisal of the intrinsic value of the Director Fee Options. The option price per share of Common Stock of the Director Fee Options will be equal to 100% of the fair market value of the Common Stock on the date of grant and the Director Fee Options will have a term of ten years from the date of grant. The Director Fee Options will be 100% vested and exercisable on the later of (i) March 1 following the date of grant and (ii) the date that is 270 days following the date of grant (the “Vesting Date”). In the event a director’s service terminates prior to the Vesting Date, such director will be deemed to vest in such options pro rata through the date of such termination of service, and such pro rata portion of such Director Fee Options will become exercisable on the applicable Vesting Date.

Stock Appreciation Rights and Limited Stock Appreciation Rights
     SARs and LSARs may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of an option (“Related Rights”). Upon the exercise of a SAR, a holder is entitled to receive cash, unrestricted shares of Common Stock or any combination thereof, as determined by the plan administrator, in an amount equal to the excess of the fair market value of one share of Common Stock over the exercise price per share specified in the related option (or in the case of a Free Standing Right, the price per share specified in such right), multiplied by the number of shares in respect of which the SAR is exercised. Upon the exercise of an LSAR, a holder is entitled to receive an amount in cash equal in value to the excess of the Change in Control Price (as defined in the award agreement evidencing such LSAR) of one share of Common Stock on the date of exercise over the option price per share specified in the related option (or in the case of an LSAR, which is a Free Standing Right, the price per share specified in the Free Standing Right) multiplied by the number of shares in respect of which the LSAR is exercised.
     With respect to SARs and LSARs that are Related Rights, each such SAR and LSAR will terminate upon the termination or exercise of the pertinent portion of the related option, and the pertinent portion of the related option will terminate upon the exercise of any such SAR or LSAR. Unless otherwise determined by the plan administrator at grant, if a SAR or LSAR is granted with respect to less than the full number of shares covered by a related option, the SAR or LSAR will only be reduced if and to the extent that the number of shares covered by the exercise or termination of such option exceeds the number of shares not covered by such SAR or LSAR. LSARs that are Related Rights can only be exercised within the 30-day period following a Change in Control (as defined in the award agreement evidencing such LSAR) and only to the extent that the options to which they relate are exercisable. SARs that are Related Rights may be exercised at any time that the underlying option is exercisable or, at the discretion of the plan administrator, in certain other limited circumstances. In the case of both SARs and LSARs that are Related Rights, such Related Rights may not be exercised during the first six months after grant except in the event of death or Disability (as defined in the Stock Plan) of the recipient prior to the expiration of the six-month period. With respect to NSOs, Related Rights may be granted at or after the grant of such an option. In the case of ISOs, Related Rights may be granted only at the time of grant of the ISOs.
     SARs that are Free Standing Rights may be exercised at such time or times and may be subject to such terms and conditions as may be determined by the plan administrator at or after grant. LSARs that are Free Standing Rights can only be exercised within the 30-day period following a Change in Control. In the case of both SARs and LSARs that are Free Standing Rights, such Free Standing Rights may not be exercised during the first six months after grant thereof, except in the event of death or Disability of the recipient prior to the expiration of the six-month period. The term of each Free Standing Right will be fixed by the plan administrator but may not exceed ten years from the date of grant. The price per share for each Free Standing Right will be set by the plan administrator but will not be less than 100% of the fair market value of a share of Common Stock on the date of grant.
Restricted Awards
     A restricted stock award is an award of Common Stock that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period (“restricted period”) of ten years, or such shorter period as the plan administrator may determine, from the date on which the award is granted. The plan administrator may also impose such other restrictions and conditions on an award as it deems appropriate. The plan administrator may provide that the foregoing restrictions will lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of the award. In addition, the plan administrator has the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the restricted period. Deferred stock is the right to receive Common Stock at the end of a specified deferral period. Performance shares are shares of Common Stock subject to restrictions based upon the attainment of performance goals. The performance goals will be based upon one or more of the following business criteria for Oakley as a whole or any of its subsidiaries, operating divisions or other operating units: Common Stock price, market share, gross revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, sales, cost reductions and savings, return on revenues or productivity. In addition, performance goals may be based upon a participant’s attainment of specific objectives set for that participant’s performance by Oakley with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

     Upon the award of any restricted stock or performance shares, the participant will have the rights of a shareholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the award agreement for the participant’s restricted stock or performance shares. Upon an award of deferred stock, the participant will not have any rights of a shareholder, other than the right to receive dividends, during the specified deferral period.
     Recipients of restricted stock, deferred stock, or performance shares will enter into an award agreement with Oakley, in such form as the plan administrator determines, which states the restrictions to which the shares are subject and the date or dates on which such restrictions will lapse. The plan administrator may permit such restrictions to lapse in installments within the restricted period or may accelerate or waive such restrictions at any time.
Death—Termination of Employment—Restrictions on Transfer
     The plan administrator will provide in the award agreements whether and to what extent options, rights or restricted awards will be exercisable upon termination of employment or service for any reason, including death or disability, of any participant in the Stock Plan.
     In no event may any option be exercisable more than ten years from the date it is granted.
     Except as otherwise determined by the plan administrator in accordance with Rule 16b-3, options, rights and restricted awards are not transferable and are exercisable during the recipient’s lifetime only by the recipient.
Amendment; Termination
     Oakley’s Board of Directors may terminate or amend the Stock Plan at any time, except that shareholder approval is required for any amendment to (i) increase the maximum number of shares of stock which may be issued under the Stock Plan (except for adjustments set forth in the Stock Plan), (ii) change the class of individuals eligible to participate in the Stock Plan, or (iii) extend the term of the Stock Plan or the period during which any option, right or restricted award may be granted or any option, right or restricted award may be exercised, except that shareholder approval shall not be required if such approval is not required by Section 162(m) or other applicable law, rule or regulation with respect to the material amendment of any employee benefit plan maintained by Oakley. Termination or amendment of the Stock Plan will not affect previously granted options, rights or restricted awards, which will continue in effect in accordance with their terms.
Payment of Taxes
     Participants are required, no later than the date as of which the value of an award first becomes includible in the gross income of the participant for Federal income tax purposes, to pay to Oakley, or make arrangements satisfactory to the plan administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. Oakley’s obligations under the Stock Plan are conditional on the making of such payments or arrangements, and Oakley will have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant.
CERTAIN FEDERAL INCOME TAX EFFECTS
     The following discussion is for general information only and is based on the Federal income tax laws now in effect, which are subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to individual plan participants. Moreover, this summary does not address specific state, local or foreign tax consequences. This summary assumes that Common Stock acquired under the Stock Plan will be held as a “capital asset” (generally, property held for investment) under the Code.
Nonqualified Stock Options
     A participant will generally not be subject to Federal income taxation upon the grant of an NSO. Rather, at the time of exercise of such NSO, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price. Oakley will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

     If shares acquired upon exercise of an NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as capital gain or loss.
Incentive Stock Options
     A participant is generally not subject to Federal income taxation upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of Oakley or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of Oakley or a subsidiary or (ii) within three months after termination of employment (or one year in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs. (See “Certain Federal Income Tax Effects—Nonqualified Stock Options.”)
     If stock acquired pursuant to a timely exercised ISO is later disposed of, the participant will, except as noted below with respect to a “disqualifying disposition,” recognize a capital gain or loss equal to the difference between the amount realized upon such sale and the option price. Under these circumstances, Oakley will not be entitled to any deduction for Federal income tax purposes in connection with either the exercise of the ISO or the sale of such stock by the participant.
     If, however, a participant disposes of stock acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a “disqualifying disposition”), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the stock at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option exercise price, and (ii) any additional gain recognized by the participant will be subject to tax as capital gain. In such case, Oakley may claim a deduction for Federal income tax purposes at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income.
     The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the “alternative minimum tax” imposed by Section 55 of the Code.
Exercise with Shares
     A participant who pays the option price upon exercise of an NSO, in whole or in part, by delivering shares of previously owned Common Stock will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for NSOs. (See “Certain Federal Income Tax Effects—Nonqualified Stock Options.”) With respect to shares acquired upon exercise which are equal in number to the shares surrendered, (i) such shares will be treated as exchanged for the shares surrendered in a non-taxable transaction, (ii) the basis of such shares will be equal to the basis of the shares surrendered, and (iii) the holding period of the shares acquired will include the holding period of the shares surrendered. With respect to the additional shares received upon exercise, (a) participants will recognize ordinary income in an amount equal to the fair market value of such shares on the date of receipt, (b) the basis of such additional shares will be equal to the amount of income recognized, and (c) the holding period for such additional shares will commence after the date of receipt.
     If the shares surrendered in payment of the exercise price of an ISO are “statutory option stock” (including stock acquired pursuant to the exercise of an ISO) and if the surrender constitutes a “disqualifying disposition” (as would be the case, for example, if, in satisfaction of the option exercise price, Oakley withholds shares which would otherwise be delivered to the participant), any gain realized on such transfer will be taxable to the optionee, as discussed above. Otherwise, when shares of the Common Stock are surrendered upon exercise of an ISO, in general, (i) no gain or loss will be recognized as a result of the exchange, (ii) the number of shares received that is equal in number to the shares surrendered will have a basis equal to the shares surrendered and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received will have a zero basis and will have a holding period that begins after the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.
Rights
     A grant of SARs or LSARs has no Federal income tax consequences at the time of such grant. Upon the exercise of SARs or LSARs (other than a Free Standing LSAR), the amount of any cash and the fair market value as of the date of exercise of any shares of Common Stock received is taxable to the participant as ordinary income. With respect to a Free Standing LSAR, however, a recipient should be required to include as taxable ordinary income on the Change in Control date an amount equal to the amount of cash that could be received upon the exercise of the LSAR, even if the LSAR is not exercised until a date subsequent to the Change in Control date. Oakley will generally be entitled to a deduction at the same time and equal to the amount included in the participant’s income. Upon the sale of the shares acquired by the exercise of SARs or LSARs, participants will recognize capital gain or loss (assuming such stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the fair market value of the stock on the date that governs the determination of his or her ordinary income.
Restricted Awards
     In the case of a restricted award, a participant generally will not be subject to Federal income tax upon the grant of such an award, but, rather, the participant will recognize ordinary income in an amount equal to (i) the fair market value of the Common Stock at the time the shares become transferable or are otherwise no longer subject to a substantial risk of forfeiture (as defined in the Code), minus (ii) the price, if any, paid by the participant to purchase such stock. Oakley will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income. However, a participant may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse. Oakley will be entitled to a tax deduction at the time when, and to the extent that, income is recognized by the participant. However, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the participant for the forfeited shares, and Oakley will be deemed to recognize ordinary income equal to the amount of the deduction allowed to Oakley at the time of the election in respect of such forfeited shares.
Capital Gain or Loss
     Net capital gain (i.e., generally, capital gain in excess of capital losses) recognized by a participant upon the sale of shares held for more than 12 months will generally be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of shares held for 12 months or less will be subject to tax at ordinary income rates.
New Plan Benefits
     It is not possible to determine at this time the future awards that will be granted under the Stock Plan if it is approved by shareholders, and no awards made under the Stock Plan prior to the date of the Meeting have been made subject to such approval.

     The following table sets forth information as of December 31, 2005 with respect to the grant of options to the Named Executive Officers and the specified groups set forth below, each pursuant to the Stock Plan.

Name	Position	Stock Options Granted
Jim Jannard	Chairman of the Board	100,000
D. Scott Olivet	Chief Executive Officer and Director	400,000
Link Newcomb	Chief Operating Officer and Director	929,414
Colin Baden	President	214,658
Jon Krause	Senior Vice President of Operations	194,607
Kent Lane	Senior Vice President of Manufacturing and Sourcing	193,257

Current Executive Officer Group		2,379,102
Current Non-Executive Director Group		11,530
Nominees for Election as Director		1,440,944
Each associate of the above-mentioned directors, officers or nominees		0
Each other person who received or is to receive five percent of such options, warrants, or rights		500,000
Employee Group other than Executive Officer Group^		6,015,896

^	Represents stock options granted to all employees (both terminated and current), not including the Current Executive Officer Group
Vote
     The favorable vote of a majority of the shares entitled to vote on the proposal present in person or by proxy at the meeting is required to approve the amendments to the Stock Plan pursuant to the requirements of Sections 422 and 162(m) of the Code and the NYSE. Abstentions or broker non-votes are treated as present and entitled to vote and thus have the effect of votes against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to approve the Stock Plan.
THE BOARD OF DIRECTORS HAS DETERMINED THAT THE STOCK PLAN CONTINUES TO BE IN THE BEST INTERESTS OF OAKLEY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE STOCK PLAN.

PROPOSAL 3: TO APPROVE THE OAKLEY, INC.
AMENDED AND RESTATED
EXECUTIVE OFFICERS PERFORMANCE BONUS PLAN
(Item 3 on Proxy Card)
     Oakley’s Amended and Restated Executive Officer Performance Bonus Plan (the “Bonus Plan”) was adopted by the Board of Directors on August 8, 1995, prior to Oakley’s initial public offering of Common Stock. The Bonus Plan was subsequently amended in April 1999 to include provisions relating to “performance-based compensation” within the meaning of Section 162(m) of the Code, and subsequently approved by the shareholders on June 11, 1999.
     The Bonus Plan is designed to reward Oakley’s executive officers, and certain other employees, for achieving corporate performance objectives. The purposes of the Bonus Plan are to provide an incentive for superior work and to motivate participating officers and employees toward even higher achievement and business results, to link their goals and interests more closely with those of Oakley and its shareholders, and to enable Oakley to attract and retain highly qualified executive officers.
     In 1993, Section 162(m) was added to the Code. Section 162(m) may limit the Company’s ability to deduct for United States Federal income tax purposes compensation in excess of $1,000,000 paid to each of the Company’s Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. Grants of awards under the Bonus Plan will be subject to the $1,000,000 deduction limitation unless the Bonus Plan complies with the requirements of Section 162(m) for “performance-based compensation,” which it does, prospectively. One of the requirements of “performance-based compensation” is that the shareholders of the Company approve the material terms of the Bonus Plan.
Proposal
     At the Meeting, the shareholders are being requested to approve the Bonus Plan, for purposes of Section 162(m) of the Code only.
     The summary that follows is subject to the actual terms of the Bonus Plan, a copy of which is attached to this Proxy Statement as Appendix B.
Administration
     The Bonus Plan is administered by the Compensation Committee, which is comprised solely of individuals who meet the requirements of “outside directors” under Section 162(m). The Compensation Committee has full power, authority and discretion to administer and interpret the provisions of the Bonus Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Bonus Plan and for the conduct of its business as the Compensation Committee deems necessary or advisable. The Board of Directors, however, retains the right to amend or terminate the Bonus Plan in whole or in part at any time.
Eligibility and Participation
     All executive officers of Oakley are eligible to participate in the Bonus Plan. Prior to or at the time performance objectives are established for a “Performance Period” (as defined below), the Compensation Committee will identify those executive officers who will in fact be participants for such Performance Period.
Performance Periods and Performance Objectives
     The performance period (the “Performance Period”) with respect to which bonuses may be payable under the Bonus Plan will generally be Oakley’s fiscal year, provided, however, that the Compensation Committee has the authority to designate different Performance Periods under the Bonus Plan.
     The Compensation Committee will establish in writing, with respect to each Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Bonus Plan if and to the extent that the performance goals are attained.
     Performance goals will be based upon one or more of the following business criteria for Oakley as a whole or any of its subsidiaries, operating divisions or other operating units: Common Stock price, market share, gross revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, sales, cost reductions and savings, return on revenues or productivity. In addition, performance goals may be based upon a participant’s attainment of specific objectives set for that participant’s performance by Oakley with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.
     The Bonus Plan provides that no participant may receive a bonus in excess of $3,000,000 with respect to any fiscal year.
Determination of Bonus Awards
     As soon as practicable after the end of each Performance Period, the Compensation Committee will certify in writing to what extent Oakley and the participants have achieved the performance goal or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and the Compensation Committee will calculate the amount of each participant’s bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period.
Payment of Awards
     Subject to approval by the shareholders, bonus awards will be payable by Oakley in cash to each participant, or to his or her estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Compensation Committee has certified in writing that the relevant performance goals were achieved; provided, that the Compensation Committee may, in its discretion, make reasonable advances to any participant based upon relevant performance during a portion of a Performance Period as measured against the performance goal or goals established for such participant with respect to the entire Performance Period.
     Except as otherwise provided in any employment agreement between Oakley and a participant or as otherwise determined by the Compensation Committee, a bonus award that would otherwise be payable to a participant who is not employed by Oakley or one of its subsidiaries on the last day of a Performance Period (or who is employed on the last day of a Performance Period but is absent from the performance of the participant’s duties for a significant portion of the plan year) will be prorated, or not paid, as follows:
     Terminated due to disability — Prorated based on active service during Performance Period
     Retirement in accordance with Oakley’s retirement policies — Prorated based on active service during Performance Period
     Resignation prior to retirement without mutual written agreement — No award
     Resignation pursuant to mutual written agreement — Prorated based on active service during Performance Period
     Leave of absence — Prorated based on active service during Performance Period
     Death of participant — Prorated based on active service during Performance Period
Payment of Taxes
     Oakley may deduct from any award any applicable withholding taxes or any amounts owed by the employee to Oakley.

Federal Income Tax Consequences
     Under current United States Federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the all amounts constituting ordinary income to the participant as a result of bonus awards, provided that the Bonus Plan satisfies the requirements of Section 162(m) of the Code.
New Plan Benefits
     It is not possible to determine at this time the future awards that will be granted under the Bonus Plan if it is approved by shareholders, and no awards made under the Bonus Plan prior to the date of the Meeting have been made subject to such approval.
Vote Required
     The Bonus Plan is being submitted for shareholder approval pursuant to requirements of Section 162(m), which require the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that the total number of votes cast on the proposal to approve the Bonus Plan represents more than 50% of the outstanding shares of Common Stock entitled to vote at the Meeting. Abstentions or broker non-votes are treated as present and entitled to vote and thus have the effect of votes against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to approve the Bonus Plan.
THE BOARD OF DIRECTORS HAS DETERMINED THAT THE BONUS PLAN CONTINUES TO BE IN THE BEST INTERESTS OF OAKLEY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE BONUS PLAN.

COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2005, 2004 and 2003, to (i) its Chief Executive Officer and (ii) the four other most highly compensated executive officers serving as of December 31, 2005 (collectively, the “Named Executive Officers”).

						Long Term
						Compensation Awards
						Securities
				Other Annual		Underlying	Restricted Stock		All Other
Name and		Salary*	Bonus	Compensation		Options/SARs	Grants		Compensation
Principal Position	Year	($)	($)	($)		(#)	($)		($)
Jim Jannard (1)	2005	—	—	—		25,000	—		—
Chairman (formerly	2004	—	—	—		25,000	—		—
Chief Executive Officer)	2003	—	—	—		25,000	—		—

D. Scott Olivet	2005	161,538	425,000	3,231	(2)	400,000	2,667,000	(3)	65,110	(4)
Chief Executive Officer

Link Newcomb	2005	444,960	329,104	5,991	(5)	—	194,550	(3)	8,802	(6)
Chief Operating Officer	2004	455,735	40,714	3,045	(5)	—	535,150	(3)	4,973
	2003	412,000	109,953	604	(5)	40,000	—		5,708

Colin Baden	2005	318,218	171,060	—		—	194,550	(3)	4,650	(6)
President	2004	315,254	34,627	—		—	420,475	(3)	4,000
	2003	275,385	56,109	—		40,000	—		3,946

Jon Krause	2005	243,855	141,946	—		—	145,913	(3)	8,712	(6)
Senior VP of Operations	2004	241,584	41,278	—		—	344,025	(3)	4,549
	2003	216,785	47,775	—		—	—		5,035

Kent Lane	2005	222,439	136,438	—		—	145,913	(3)	8,075	(6)
Senior VP of Mfg & Sourcing	2004	213,399	36,462	—		—	344,025	(3)	4,420
	2003	191,493	42,201	—		—	—		4,799

(1)	Mr. Jannard did not receive any base salary or bonus for 2005, 2004 and 2003. See “Compensation Committee Report — Compensation of the Chairman of the Board of Directors.”

(2)	Represents amounts paid to Mr. Olivet for a monthly auto allowance.

(3)	Represents the value of restricted shares granted in each calendar year based on the closing market price of the Company’s Common Stock on grant date. On September 19, 2005, 150,000 restricted shares were granted to Mr. Olivet. Restrictions on 75,000 of these shares lapse with respect to 20% of the shares on each of the first five anniversaries of the grant date. The second 75,000 restricted shares will vest 100% on the fifth anniversary of the grant date, subject to acceleration if the Company meets annual net income targets. On March 5, 2004, the Company granted 35,000 restricted shares to Mr. Newcomb, 27,500 restricted shares to Mr. Baden, and 22,500 restricted shares to each of Mr. Krause and Mr. Lane. On March 10, 2005, restricted shares were granted to each of Mr. Newcomb and Mr. Baden for 15,000 shares and to each of Mr. Krause and Mr. Lane for 11,250 shares. The grants to Messrs. Newcomb, Baden, Krause and Lane will vest 100% on the fifth anniversary of the grant date, subject to acceleration if the Company meets annual net income targets. Dividends on restricted shares are held by the Company and paid to the holders as the shares vest. On December 31, 2005, the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $14.69 per share on that date was 150,000 shares with a value of $2,203,500 for Mr. Olivet, 50,000 shares with a value of $734,500 for Mr. Newcomb, 42,500 shares with a value of $624,325 for Mr. Baden, and 33,750 with a value of $495,788 for each of Mr. Krause and Mr. Lane.

(4)	Represents additional compensation to Mr. Olivet for housing expenses pursuant to his employment agreement.

(5)	Includes monthly auto allowance payments to Mr. Newcomb in the aggregate amount of $2,174 in 2005 and above-market interest on deferred compensation paid during 2005, 2004 and 2003.

(6)	Represents the Company’s 2005 matching 401(k) plan contribution of $4,000 for Messrs. Newcomb, Baden, Krause and Lane and above-market interest on deferred compensation accrued during the fiscal year but deferred at the election of the Named Executive Officer in the amount of $4,802 for Mr. Newcomb, $650 for Mr. Baden, $4,712 for Mr. Krause and $4,075 for Mr. Lane.
         *The Named Executive Officers’ salaries for 2004 compensation reflect 27 pay dates for the year. All other years reflect 26 pay dates.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Number of
	Securities	Percent of Total			Potential Realizable Value at
	Underlying	Options/SARs			Assumed Annual Rates of
	Options/SARs	Granted to	Exercise or		Stock Price Appreciation for
	Granted	Employees in	Base Price	Expiration	Option Term
Name	(#) (1)	Fiscal Year	($/Sh)	Date	5% ($)(2)	10% ($)(2)
Jim Jannard	25,000	2.5%	13.19	3/9/15	207,380	525,543
D. Scott Olivet	400,000	40.7%	17.78	9/19/15	4,472,680	11,334,680
Link Newcomb	—	—	—	—	—	—
Colin Baden	—	—	—	—	—	—
Jon Krause	—	—	—	—	—	—
Kent Lane	—	—	—	—	—	—

(1)	The options shown in this table for Mr. Jannard become exercisable one year after the date of grant. The options shown in this table for Mr. Olivet become exercisable with respect to 20% of the total number of shares on each of the first five anniversaries of the grant date. In the event of the termination of a Named Executive Officer’s employment within 12 months following a change in control (as defined in the stock option agreements evidencing such grants), the options will become immediately vested and exercisable in full upon such termination of employment.

(2)	The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.
          The following table sets forth information concerning option exercises and the fiscal year-end value of unexercised stock options held by the Named Executive Officers as of December 31, 2005.
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options/SARs At	Options/SARs
			Fiscal Year-End (#)	At Fiscal Year-End ($)
				(2)
	Shares Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($) (1)	Unexercisable	Unexercisable
Jim Jannard	0	0	62,500/37,500	71,125/91,375
D. Scott Olivet	0	0	0/400,000	0/0
Link Newcomb	392,141	2,256,214	50,000/20,000	0/122,800
Colin Baden	17,002	141,317	138,816/20,000	336,374/122,800
Jon Krause	16,250	181,128	143,790/10,000	390,674/61,400
Kent Lane	21,740	55,343	127,343/15,000	400,108/92,100

(1)	The value realized is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the fair market value of the Common Stock on the date of exercise and (ii) the option exercise price.

(2)	The value of unexercised in-the-money options is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the Common Stock on the NYSE at December 31, 2005 ($14.69) and (ii) the option exercise price.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS
     Mr. Jannard does not have a written employment agreement with the Company. Since the expiration of his former employment agreement with the Company in 1997, his employment has continued on an at-will basis. On May 12, 1998, Mr. Jannard entered into an Amended and Restated Consultant Agreement with the Company providing that, within 30 days following termination of his employment, the Company will have the option to retain him as a consultant at the rate of $100,000 per year for a period expiring on the date that is two years from the date the Company exercises such option. The Amended and Restated Consultant Agreement contains non-competition and non-solicitation provisions effective through the end of such consultant period. In addition, Mr. Jannard is entitled to Company-paid medical insurance for himself and his immediate family during his lifetime.
     On September 19, 2005, the Company entered into an employment agreement with Mr. Olivet, pursuant to which Mr. Olivet will serve as the Chief Executive Officer (“CEO”) and as a director of the Company. The term of Mr. Olivet’s employment agreement runs through December 31, 2010, and will automatically be extended by one year on each December 31, unless either party provides written notice that it does not wish to extend the term at least 90 days prior to the end of the then term. A notice of non-extension by the Company will be treated as a termination without “Cause” (as defined in the employment agreement). If Mr. Olivet is terminated without “Cause” or if Mr. Olivet terminates employment for “Good Reason” (each as defined in the employment agreement) and in consideration for a unilateral release of all known or unknown claims against Oakley as of the severance date, Mr. Olivet will receive: (i) 18 months of base compensation; (ii) the accrued but unpaid bonus attributable to the calendar year ended immediately prior to the calendar year in which the termination occurred; (iii) the pro rata portion of the bonus payable for the calendar year in which termination occurred, based on actual results through the calendar quarter ended immediately prior to the date of termination (the “Stub Period”) compared to the fiscal target related to such bonus period for such period; (iv) the target bonus divided by 12 and multiplied by 18 minus the number of months in the Stub Period; (v) the accelerated vesting for that portion of option shares and restricted stock that are outstanding as of the date of termination, if any, which would have vested within 12 months after the date of termination; and (vi) payment of continuation of certain benefit premiums for coverage under Oakley’s medical or dental plans for up to 18 months following termination of employment. Upon a termination by Oakley for other than “Cause” or by Mr. Olivet for “Good Reason,” within 24 months following a “Change in Control” (as these terms are defined in the employment agreement), all unvested equity grants will become immediately vested and exercisable. Any payments made to Mr. Olivet following or in connection with a Change in Control will be grossed-up as necessary to adjust for the imposition of excise taxes under Section 280G of the Internal Revenue Code. Mr. Olivet’s agreement also contains non-solicitation provisions effective through the term of the agreement and for a period of eighteen months thereafter.
     On November 3, 2005, the Company entered into a Severance Agreement with Mr. Shields in the event the Company terminates Mr. Shields’ employment without “Cause” (as such term is defined in the severance agreement) within Mr. Shields’ first year of employment. The term of Mr. Shields’ severance agreement runs through the one-year anniversary of the commencement of Mr. Shields’ employment with the Company. The Severance Agreement provides that, in the event Mr. Shields is terminated without Cause (other than as a result of his death or disability), subject to Mr. Shields entering into a release of claims, he would be entitled to (i) his annual base salary, and (ii) a pro-rata portion of the bonus which would have been payable for the year in which the termination occurs. Upon the expiration of the Severance Agreement, Mr. Shields will be automatically designated as an eligible employee under Oakley’s Officer Severance Plan.
     In December 2003, the Board of Directors authorized the adoption of two severance plans, the Executive Severance Plan and the Officer Severance Plan. The Executive Severance Plan is for the benefit of individuals who are members of the Office of the Chairman and have been designated as eligible to participate. The Executive Severance Plan provides that, in the event a participant is terminated without cause (other than as a result of death or disability) or terminates for good reason following a change of control, subject to the participant entering into a release of claims, the participant will be entitled to (i) the sum of (x) the participant’s annual base salary and (y) the aggregate amount of commissions paid to the participant in the immediately preceding 12 months, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, (iii) payment by the Company of the participant’s group health insurance premiums for a period of ninety (90) days, (iv) nine months’ acceleration of vesting with respect to outstanding options and restricted stock and (v) if approved by the plan administrator, extension of the post-termination option exercise period. Messrs. Newcomb and Baden have been designated as eligible employees under the Executive Severance Plan.

     The Officer Severance Plan is for the benefit of certain officers of the Company and provides that, in the event a participant is terminated without cause (other than as a result of death or disability) or terminates for good reason following a change of control, subject to the participant entering into a release of claims, the participant will be entitled to (i) the sum of (x) fifty percent (50%) of the participant’s annual base salary, (y) one additional month’s base salary for each completed year of employment with the Company in excess of five years (not to exceed six months) and (z) the aggregate amount of commissions paid to the participant in the immediately preceding six months, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, (iii) payment by the Company of the participant’s group health insurance premiums for a period of ninety (90) days, (iv) six months’ acceleration of vesting with respect to outstanding options and restricted stock and (v) if approved by the plan administrator, extension of the post-termination option exercise period. Messrs. Krause and Lane have been designated as eligible employees under the Officer Severance Plan.
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
     The Compensation Committee currently consists of Ms. George (Chair) and Messrs. Davin and Trojan. Mr. Brown was no longer a director or member of the Compensation Committee effective June 3, 2005. Mr. Trojan joined the Compensation Committee effective June 3, 2005 and Mr. Davin joined the Compensation Committee effective August 23, 2005. Each of the directors who served as a member of the Compensation Committee during 2005 was independent within the listing standards of the NYSE. The report of the Compensation Committee of the Board of Directors with respect to compensation in fiscal year 2005 is as follows:
Compensation Philosophy
     The overall policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer is comprised of three primary elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent; (ii) annual variable performance awards payable in cash that are partially tied to the Company’s achievement of financial performance targets and partially tied to the executive officer’s individual performance and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s shareholders.
     Regarding long-term stock-based incentive awards, it has been the practice of the Company to grant stock options or restricted stock to executive officers when they join the Company. The Compensation Committee believes that these initial grants give the recipients a meaningful stake in the Company’s long-term performance, with any ultimate realization of significant value from those grants being commensurate with returns available on investments in the Common Stock. In addition to initial grants, the Committee has adopted a policy of providing additional long-term incentives to the Company’s executive officers primarily through periodic grants of stock options or restricted stock. The Committee believes that these incentives are essential to the long-term success of the Company and serve as a retention and compensation tool that aligns the interests of the Company’s officers with the interests of its shareholders. Options are exercisable in the future at the fair market value at the time of grant, so that an executive officer granted an option is rewarded only by the appreciation in price of the Common Stock. Such grants, if any, are generally determined by the Compensation Committee after the end of a fiscal year with the input and recommendations of the Company’s Chief Executive Officer.
     As an executive officer’s level of responsibility increases, it is the Company’s general intent that a greater portion of the executive officer’s total compensation be dependent upon individual performance, the Company’s performance and stock price appreciation, rather than upon base salary.

2005 Components of Executive Officer Compensation
     The principal components of executive officer 2005 compensation were as follows:
•	Base Salary. Executive officers’ base salaries were determined on the basis of individual performance and competitive market practices as reflected in information available to the Company and after review of data collected by independent outside compensation experts.

•	Annual Performance Bonus. Annual bonuses are payable to the Company’s executive officers under the Company’s Amended and Restated Executive Officer Performance Bonus Plan based partially on the Company’s achievement of certain pre-set corporate financial performance targets for earnings per share established for the fiscal year, and partially upon the achievement of certain individual performance objectives. With respect to executive officers who did not have employment agreements with the Company, their target bonuses were determined on the basis of individual performance and competitive market practices as reflected in information available to the Company and review of data collected by independent outside compensation experts. Because the financial target for the Company for payment of bonuses based on Company performance for fiscal year 2005 was met, such bonuses were paid and a portion of the executive officers’ restricted stock vested.

•	Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants and other stock-based awards under the Stock Plan. Awards under the Stock Plan are designed to further align the interests of each executive officer with those of the shareholders and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company’s business. During 2004, the Compensation Committee engaged an independent firm that specializes in compensation issues to consult on the most appropriate way for the Company to compensate its executive officers and align their interests with that of the Company’s shareholders. Accordingly, based in part on referencing the recommendations from the compensation specialists and on its own evaluation of this issue, the Compensation Committee awarded restricted Common Stock to executive officers of the Company during 2005. The Compensation Committee determined the amount of restricted stock according to the executive’s position within the Company, recent performance, potential for future responsibility and promotion and reference to information provided by the independent compensation consultant referenced above. The Compensation Committee will continue to evaluate the merits of awarding restricted stock and stock options.
Compensation of the Chief Executive Officer
     Mr. Jannard served as CEO of the Company until October 2005. Mr. Jannard did not receive any base salary or bonus from the Company in 2005. On February 7, 2006, Mr. Jannard was granted an option to purchase 19,315 shares of the Company’s common stock at an exercise price of $15.92 per share for his contribution as the Company’s Chief Executive Officer from January until October 2005. Mr. Jannard is a major shareholder of the Company.
     Mr. Olivet has served as CEO of the Company since October 2005. Pursuant to his employment agreement, which was drafted after review and discussion of relevant data collected by independent outside compensation experts, Mr. Olivet received $161,538 in base salary and $425,000 in bonus, which consisted of a sign-on bonus of $350,000 paid on his first day of employment with the Company and a $75,000 bonus for his service as Chief Executive Officer from October through December 2005. On September 19, 2005, Mr. Olivet was granted an option to purchase 400,000 shares of the Company’s common stock at an exercise price of $17.78 per share and received a restricted stock grant of 150,000 shares pursuant to his employment agreement. Mr. Olivet also received a monthly auto allowance that totaled $3,231 in 2005 and additional compensation for housing expenses that totaled $65,110 in 2005 pursuant to his employment agreement.

Compliance with Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1.0 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.” Generally, grants of restricted stock are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1.0 million cap. The Company is currently monitoring the applicability of Section 162(m) to its ongoing compensation arrangements. Both the Stock Plan and the Bonus Plan are designed to meet the criteria of Section 162(m). At the Meeting, shareholders will be asked to approve the Bonus Plan and to approve amendments to the Stock Plan for purposes of Section 162(m). The Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

MARY GEORGE (CHAIR)

TOM DAVIN

GREG TROJAN
     The Compensation and Stock Option Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.
AUDIT COMMITTEE REPORT
     The Audit Committee currently consists of Ms. Nicholas and Messrs. Davin and Puntoriero. Ms. George resigned from the Audit Committee on January 1, 2005 and was replaced by Mr. Puntoriero, who is the Chairperson. Ms. Nicholas joined the Audit Committee on June 3, 2005. Each of the directors who served as a member of the Audit Committee during 2005 was independent within the listing standards of the NYSE.
     The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).
     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the accountants’ independence.
     Based on the recommendation of the Audit Committee, the Board of Directors adopted a written charter to govern the activities of the Audit Committee. A copy of the Audit Committee Charter as so recommended and adopted by the Board of Directors is available on the Company’s corporate website at www.oakley.com under the heading “Investor Relations.”

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

MIKE PUNTORIERO (CHAIR)

TOM DAVIN

COLOMBE NICHOLAS
     The Audit Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.
FEES OF INDEPENDENT AUDITORS
     The aggregate fees billed for services rendered by Deloitte & Touche LLP, the Company’s independent auditors, during each of the fiscal years ended December 31, 2005 and December 31, 2004 are as follows:

	Aggregate Fees
Category	2005	2004
Audit fees	$1,404,541	$1,319,934
Audit related fees	17,852	3,606
Tax fees	1,764,816	868,006
All other fees	—	—

Total fees	$3,187,209	$2,191,546

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
     In accordance with the Audit Committee’s charter, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor. In connection with the engagement of the Company’s independent auditor for the 2006 fiscal year, the Audit Committee’s pre-approval process of specific services and fees includes a review of specific services to be performed based on the four categories of services outlined above, a review of fees incurred for such services in the past, a review of expected fees to be incurred in fiscal year 2006 and a comparison of fees for similar services. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a more definitive period. Fees for any services that will exceed the pre-approval limits must be separately approved by the Audit Committee. During the year, circumstances may also arise when it becomes necessary to engage the independent auditor for additional services not contemplated by the original pre-approval engagement. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor for such services. In this regard, the Audit Committee may delegate pre-approval authority to one of more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

STOCK PRICE PERFORMANCE GRAPH
     The following graph shows a comparison of cumulative total returns for Oakley, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index, during the period commencing on December 31, 2000 and ending on December 31, 2005. The comparison assumes $100 was invested on December 31, 2000 in each of the Common Stock, the Russell 2000 Index and the Standard & Poor’s 500 Composite Index and assumes the reinvestment of all dividends, if any. At this time, the Company does not believe it can reasonably identify an industry peer group, and therefore the Company has instead selected the Russell 2000 Index, which includes companies with similar market capitalizations to that of the Company, as a comparative index for purposes of complying with certain requirements of the SEC.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Oakley	$100	$120	$76	$104	$97	$113
Russell 2000 Index	100	101	79	115	135	140
S&P 500 Composite Index	100	88	69	88	98	103
     The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Company has entered into agreements over the last three fiscal years with companies in which its Chairman owns or has a controlling interest, as described below.
     Aircraft Lease. In 2003, the Company leased an aircraft from N2T, Inc. (“N2T”), an Oregon corporation owned by Jim Jannard, Chairman of the Board of Oakley, under which the Company was to make aggregate annual lease payments of $90,000 as well as bear all costs and expenses of operating and maintaining the aircraft. Due to operational issues, Mr. Jannard returned the plane to the manufacturer in late 2003 and received a loaned plane to be used until a new plane was received. The Company subsequently terminated the lease agreement and, in December 2003, entered into a new aircraft lease agreement under which the Company is responsible only for the costs and expenses of operating and maintaining the loaned plane and is not responsible for making any lease payments for its use of the aircraft. In September 2005, the Company entered into the First Amendment to Aircraft Lease (the “First Amendment”) with N2T wherein, effective June 1, 2005, the Company makes aggregate annual rent and maintenance payments of approximately $0.2 million to N2T. At such time that N2T receives a new plane from the manufacturer, the First Amendment shall automatically terminate and the provisions of the original aircraft lease under which the Company was to make aggregate annual lease payments of $90,000 as well as bear all costs and expenses of operating and maintaining the aircraft shall govern. In January 2006, N2T received a new plane from the manufacturer, which triggered the reversion to the original lease. Oakley subsequently entered into time sharing agreements with each of Mr. Jannard and certain entities owned or controlled by him (Red.com, Inc., X, LLC and Y, LLC) in order for Mr. Jannard or those entities owned or controlled by him to share in the use of the new plane. For the years ended December 31, 2005 and 2003, the Company paid approximately $0.1 million and $0.2 million, respectively, to N2T for the rental and maintenance fees on such aircraft. The Company made no lease or rental payments to N2T during 2004. During 2005, 2004 and 2003, the Company incurred approximately $0.9 million, $1.8 million and $1.7 million, respectively, in costs and expenses associated with the aircraft. In 2005, Mr. Jannard reimbursed the Company approximately $1.4 million for the Company’s operating costs related to his use of the aircraft unrelated to Oakley business during 2005.
     Reimbursable Costs. The Company periodically incurs costs on Mr. Jannard’s behalf for various personal matters unrelated to the business of Oakley. Mr. Jannard has a deposit with the Company to prepay any such items that is replenished on an ongoing basis as needed. At December 31, 2005 and 2004, the Company’s net liability to Mr. Jannard for such deposit was approximately $19,800 and $207,800, respectively.
     Employment of Jamin Jannard. Jamin Jannard, Mr. Jannard’s adult son, is employed by the Company in the marketing department.
     Trademark License Agreement. The Company has a trademark license agreement with a limited liability company that is wholly-owned by Mr. Jannard (the “LLC”). Pursuant to this agreement, the LLC has assigned to the Company its right to purchase a truck and trailer to travel the National Hot Rod Association (“NHRA”) circuit and to sell certain products at NHRA sanctioned events and has agreed to place Oakley’s logo in prominent places on the automobile and crew members’ uniforms. The agreement additionally provides certain rights in connection with the LLC’s sponsorship of Don Schumacher Racing whereby the LLC will work with Schumacher in the entry of a funny car driven by Gary Scelzi and will provide the Schumacher race team with Oakley products, including sunglasses, apparel and accessories. During the years ended December 31, 2005, 2004 and 2003, the Company paid approximately $0.1 million each year for the placement of the Company’s trademarks on, and related marketing activities in connection with, this agreement.
     The Company has entered into an agreement with a company that is owned and operated by a former executive officer of the Company, as described below.
     Change in Relationship with Tommy Rios. The Company and Tommy Rios, a former executive officer of the Company, entered into an agreement on July 1, 2005 by which a company owned and operated by Mr. Rios serves as Oakley’s exclusive distributor for the Mexican and Central American markets. Additionally, the Company entered into O Store License Agreements with Mr. Rios and an unaffiliated third party under which Mr. Rios and such third party operate four Oakley retail stores in Mexico.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information available to the Company, as of March 31, 2006, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held by each of the directors and nominees, (iii) held by each of the Named Executive Officers and (iv) held as a group by the directors and executive officers of the Company. Unless otherwise indicated, the address of each beneficial owner named below is c/o Oakley, Inc., One Icon, Foothill Ranch, California 92610.

		Amount And
		Nature of
Title	Name and Address	Beneficial		Percent
of Class	of Beneficial Owner	Ownership		of Class
	Directors and Named Executive Officers
Common	Jim Jannard	44,520,150		64.4%
Common	D. Scott Olivet	314,700	(1)	*
Common	Link Newcomb	105,530	(2)	*
Common	Colin Baden	194,665	(3)	*
Common	Jon Krause	182,523	(4)	*
Common	Kent Lane	168,184	(5)	*
Common	Tom Davin	21,030	(6)	*
Common	Mary George	7,500	(7)	*
Common	Mike Puntoriero	6,386	(8)	*
Common	Greg Trojan	4,500	(9)	*
Common	Colombe Nicholas	4,500	(10)	*
Common	Frits van Paasschen	10,693	(11)	*
Common	Directors and executive officers, as a group (16 persons)	45,756,356	(12)	65.6%

Common	More than 5% shareholders, as a group	13,863,430	(13)	20.1%

(1)	Includes 150,000 shares of restricted stock.

(2)	Includes 60,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2006 and 37,500 shares of restricted stock.

(3)	Includes 148,816 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2006 and 31,875 shares of restricted stock.

(4)	Includes 148,790 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2006 and 25,312 shares of restricted stock.

(5)	Includes 134,843 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2006 and 25,312 shares of restricted stock.

(6)	Includes 11,530 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2006 and 4,500 shares of restricted stock.

(7)	Includes 4,500 shares of restricted stock.

(8)	Includes 4,500 shares of restricted stock.

(9)	Includes 4,500 shares of restricted stock.

(10)	Includes 4,500 shares of restricted stock.

(11)	Includes 3,193 shares of restricted stock.

(12)	Includes 718,641 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2006 and 381,941 shares of restricted stock.

(13)	Includes 7,063,430 shares held by Oppenheimer Funds, Inc. and 6,800,000 shares held by Oppenheimer Global Opportunities Fund as reported on Schedule 13G, filed with the Securities and Exchange Commission on February 28, 2006. Excludes the ownership of Jim Jannard, which is listed in the first row in the table.

*	Less than one percent.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(Item 4 on Proxy Card)
     The firm of Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2005 was selected by the Board of Directors and the Audit Committee to act in such capacity for the fiscal year ending December 31, 2006, subject to ratification by the shareholders. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than as pertains to the engagement of Deloitte & Touche LLP as independent auditors for the Company in the previous year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
Vote
     The favorable vote of a majority of the shares entitled to vote on the proposal present in person or by proxy at the meeting is required to ratify the selection of Deloitte & Touche LLP. Abstentions or broker non-votes are treated as present and entitled to vote and thus have the effect of votes against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2006.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2006.
OTHER MATTERS
     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Company’s Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.
     Based solely on the Company’s review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during fiscal 2005, all reports required by Section 16(a) applicable to its directors, officers and ten percent shareholders were filed with the SEC on a timely basis.
     Shareholder Proposals. In accordance with the Company’s Bylaws, proposals of shareholders intended to be presented at the Company’s Annual Meeting of Shareholders to be held in 2007 must be received by the Company, marked to the attention of the Corporate Secretary, no later than December 25, 2006. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.
     Shareholder proposals submitted to the Company for consideration at the Company’s Annual Meeting of Shareholders to be held in 2007 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder’s proposal in the Company’s proxy materials) will be considered untimely if received by the Company after March 11, 2007. Accordingly, the proxy with respect to the Company’s 2007 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposals received by the Company after March 11, 2007.
THE BOARD OF DIRECTORS
Foothill Ranch, California

APPENDIX A
OAKLEY, INC.
1995 STOCK INCENTIVE PLAN
As Proposed to be Amended On June 9, 2006
Section 1. General Purpose of Plan; Definitions.
          The name of this plan is the Oakley, Inc. 1995 Stock Incentive Plan (the “Plan”). The Plan was adopted by the Board on August 8, 1995, subject to the approval of the shareholders of the Company, which approval was obtained on the same date. An amendment to certain administrative procedures under the Plan was adopted by the Board on November 2, 1995. The Plan was subsequently amended by the Board on April 17, 1999 (i) to increase the number of shares reserved for issuance under the Plan by 1,000,000 shares and (ii) to include provisions to comply with the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan was further amended on March 26, 2003, to increase the number of shares reserved for issuance by 2,000,000 shares and to extend the term of the plan to March 26, 2013. Subject to shareholder approval, on March 22, 2006, the Board of Directors approved amendments to increase the number of shares reserved for issuance by 3,500,000 shares, for an aggregate of 12,212,000 shares, to specify that the maximum number of shares that may be issued under the Stock Plan, including upon exercise of ISOs, be 12,212,000 shares and to provide the performance goals applicable to awards of performance shares. The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success by their ability, ingenuity and industry and to provide incentives to the participating officers, employees, directors, consultants (including selected professional athletes and other individuals who endorse the Company’s products and/or consult with the Company concerning the Company’s products) and advisors that are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company.
          For purposes of the Plan, the following terms shall be defined as set forth below:
          (1) “Administrator” means the Board, or if the Board does not administer the Plan, the Committee in accordance with Section 2.
          (2) “Board” means the Board of Directors of the Company.
          (3) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
          (4) “Committee” means the Compensation Committee of the Board or any committee the Board may subsequently appoint to administer the Plan. To the extent necessary and desirable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.
          (5) “Company” means Oakley, Inc., a Washington corporation (or any successor corporation).
          (6) “Deferred Stock” means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.
          (7) “Disability” means the inability of a Participant to perform substantially his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Company that he has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.
          (8) “Effective Date” shall mean the date provided pursuant to Section 11.
          (9) “Eligible Employee” means an employee of the Company eligible to participate in the Plan pursuant to Section 4.
          (10) “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder, at the discretion of the Administrator and subject to such limitations as the Administrator may impose, (A) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, (B) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (C) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.
          (11) “Incentive Stock Option” means any Stock Option intended to be designated as an “incentive stock option” within the meaning of Section 422 of the Code.
          (12) “Limited Stock Appreciation Right” means a Stock Appreciation Right that can be exercised only in the event of a “Change of Control” (as defined in the award evidencing such Limited Stock Appreciation Right).
          (13) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.
          (14) “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.
          (15) “Participant” means any Eligible Employee, consultant (including selected professional athletes and other individuals who endorse the Company’s products and/or consult with the Company concerning the Company’s products) or advisor to the Company selected by the Administrator, pursuant to the Administrator’s authority in Section 2 below, to receive grants of Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares or any combination of the foregoing.
          (16) “Performance Goals” means the following business criteria for Oakley as a whole or any of its subsidiaries, operating divisions or other operating units: Common Stock price, market share, gross revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, sales, cost reductions and savings, return on revenues or productivity. In addition, performance goals may be based upon a participant’s attainment of specific objectives set for that participant’s performance by Oakley with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.
          (17) “Performance Share” means an award of shares of Stock pursuant to Section 7 that is subject to restrictions based upon the attainment of specified Performance Goals.
          (18) “Restricted Stock” means an award granted pursuant to Section 7 of shares of Stock subject to certain restrictions.

          (19) “Stock” means the common stock, $0.01 par value, of the Company.
          (20) “Stock Appreciation Right” means the right pursuant to an award granted under Section 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.
          (21) “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 or 5A.
          (22) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
Section 2. Administration.
          The Plan shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of awards under the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), by the Board or, at the Board’s sole discretion, by the Committee, which shall be appointed by the Board, and which shall serve at the pleasure of the Board.
          The Administrator shall have the power and authority to grant to Eligible Employees, consultants and advisors to the Company, pursuant to the terms of the Plan: (a) Stock Options, (b) Stock Appreciation Rights or Limited Stock Appreciation Rights, (c) Restricted Stock, (d) Performance Shares, (e) Deferred Stock or (f) any combination of the foregoing.
          In particular, the Administrator shall have the authority:
               (a) to select those employees of the Company who shall be Eligible Employees;
               (b) to determine whether and to what extent Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted hereunder to Eligible Employees, consultants and advisors to the Company;
               (c) to determine the number of shares to be covered by each such award granted hereunder;
               (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, (x) the restrictions applicable to Restricted or Deferred Stock awards and the conditions under which restrictions applicable to such Restricted or Deferred Stock shall lapse, and (y) the Performance Goals and periods applicable to the award of Performance Shares); and
               (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares or any combination of the foregoing.
          The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.
          All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.
Section 3. Stock Subject to Plan.
          The total number of shares of Stock reserved and available for issuance under the Plan shall be 12,212,000 and the maximum number of shares available for the issuance of ISOs will be 12,212,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The aggregate number of shares of Stock as to which Stock Options, Stock Appreciation Rights, Restricted Stock and Performance Shares may be granted to any individual during any calendar year may not, subject to adjustment as provided in this Section 3, exceed 80% of the shares of Stock reserved for the purposes of the Plan in accordance with the provisions of this Section 3.
          To the extent that (i) a Stock Option expires or is otherwise terminated without being exercised, or (ii) any shares of Stock subject to any Restricted Stock, Deferred Stock or Performance Share award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan; provided, however, that, to the extent that such future awards are intended to comply with Section 162(m) of the Code, such shares shall be available for issuance only to the extent permitted under Section 162(m). If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan.
          In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, and (iii) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock and Performance Shares, as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. An adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right or Limited Stock Appreciation Right associated with any Stock Option. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.
Section 4. Eligibility.
          Officers (including officers who are directors of the Company), employees of the Company, and consultants and advisors to the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company shall be eligible to be granted Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards or Performance Shares hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Employees, consultants and advisors to the Company recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award.
Section 5. Stock Options.
          Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into a subscription and/or award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.
          The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.
          The Administrator shall have the authority to grant any Eligible Employee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights or Limited Stock Appreciation Rights). Consultants and advisors may only be granted Non-Qualified Stock Options (with or without Stock Appreciation Rights or Limited Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.
          Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:
          (1) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not, (i) in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of the Stock on such date, (ii) in the case of Non-Qualified Stock Options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, be less than 100% of the Fair Market Value of the Stock on such date and (iii) shall not, in any event, be less than the par value of the Stock. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.
          (2) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.
          (3) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion.
          (4) Method of Exercise. Subject to Section 5(3) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made in the form of unrestricted Stock already owned by the optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock or Performance Shares, the shares received upon the exercise of such Stock Option (to the extent of the number of shares of Restricted Stock or Performance Shares surrendered upon exercise of such Stock Option) shall be restricted in accordance with the original terms of the Restricted Stock or Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and any other rights of a shareholder with respect to the Stock subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (1) of Section 10.
          The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to the grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Stock Option is granted; provided, however, should the Administrator so require, the number of shares subject to such new Stock Option shall not be greater than the number of shares subject to the surrendered Stock Option. Upon their surrender, Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other awards hereunder; provided, however, that, to the extent that such future awards are intended to comply with Section 162(m) of the Code, such shares shall be available for issuance only to the extent permitted under Section 162(m).
          (5) Loans. The Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section 5(5) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine, and (iv) be subject to Board approval (or to approval by the Administrator to the extent the Board may delegate such authority). In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value of the shares of Stock covered by the option, or portion thereof, exercised by the holder, and (y) any federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder’s termination of employment shall be determined by the Administrator. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.
          (6) Non-transferability of Options. Unless otherwise determined by the Administrator, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee.
          (7) Termination of Employment or Service. If an optionee’s employment with or service as a director of or consultant or advisor to the Company terminates by reason of death, Disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable subscription, award or other agreement, or as otherwise determined by the Administrator.
          (8) Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company or its Parent Corporation become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.
Section 5A. Director Stock Option Grants In Lieu of Retainer and/or Meeting Fees.
          The Board may, in its sole discretion, provide that each director of the Company shall have the right to elect to waive the receipt of any part or all of his or her annual retainer and/or meeting fees (if any) for the year commencing on the date immediately following each annual meeting of the Company’s shareholders, and to receive a number of Non-Qualified Stock Options (“Director Fee Options”) in lieu thereof. Such election shall be made on or before such annual meeting and, once made, shall be irrevocable. Director Fee Options shall be deemed to be granted annually (in advance with respect to any waived retainer fees and in arrears with respect to any waived meeting fees).
          (1) Number of Shares of Stock Subject to Options. The number of shares of Stock subject to Director Fee Options shall be fixed by the Board of Directors in advance of such annual meeting based upon the amount of fees so waived and an independent appraisal of the intrinsic value of the Director Fee Options.
          (2) Option Price. The option price per share of Stock purchasable under the Director Fee Options shall be equal to 100% of the fair market value of the Stock on the date of grant.
          (3) Option Term. The Director Fee Options shall be exercisable for a term of ten (10) years from the date of grant.
          (4) Vesting and Exercisability. The Director Fee Options shall be 100% vested and exercisable on the later of (i) March 1 following the date of grant and (ii) the date that is 270 days following the date of grant (the “Vesting Date”). In the event a director’s service terminates prior to the Vesting Date for a specific grant of Director Fee Options, such director shall be deemed to vest in such options pro rata through the date of such termination of service, and such pro rata portion of such Director Fee Options shall become exercisable on the applicable Vesting Date.
          (5) Method of Exercise. Director Fee Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator.
          (6) Non-transferability of Options. The Director Fee Options shall be subject to the provisions of Section 5(6).
          (7) Stub Period; Unanticipated Circumstances. The Board of Directors shall have the authority to make appropriate arrangements consistent with the provisions of this Section 5A with respect to retainer and/or meeting fees otherwise payable with respect to any incomplete year during the term of the Plan, and with respect to circumstances that may arise that are not contemplated under the Plan.
Section 6. Stock Appreciation Rights and Limited Stock Appreciation Rights.
          (1) Grant and Exercise. Stock Appreciation Rights and Limited Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Related Rights”). In the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.
          A Related Right or applicable portion thereof granted in conjunction with a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Related Right.
          A Related Right may be exercised by an optionee, in accordance with paragraph (2) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (2) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

          (2) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Administrator, including the following:
               (a) Stock Appreciation Rights that are Related Rights (“Related Stock Appreciation Rights”) shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan; provided, however, that no Related Stock Appreciation Right shall be exercisable during the first six months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.
               (b) Upon the exercise of a Related Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or in some combination of cash and shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the option price per share specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Stock Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.
               (c) Related Stock Appreciation Rights shall be transferable or exercisable only when and to the extent that the underlying Stock Option would be transferable or exercisable under paragraph (6) of Section 5 of the Plan.
               (d) Upon the exercise of a Related Stock Appreciation Right, the Stock Option or part thereof to which such Related Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares issued under the Related Stock Appreciation Right.
               (e) A Related Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.
               (f) Stock Appreciation Rights that are Free Standing Rights (“Free Standing Stock Appreciation Rights”) shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; provided, however, that no Free Standing Stock Appreciation Right shall be exercisable during the first six months of its term, except that this limitation shall not apply in the event of death or Disability of the recipient of the Free Standing Stock Appreciation Right prior to the expiration of such six-month period.
               (g) The term of each Free Standing Stock Appreciation Right shall be fixed by the Administrator, but no Free Standing Stock Appreciation Right shall be exercisable more than ten years after the date such right is granted.
               (h) Upon the exercise of a Free Standing Stock Appreciation Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash or shares of Stock) equal in value to the excess of the Fair Market Value of one share of Stock as of the date of exercise over the price per share specified in the Free Standing Stock Appreciation Right (which price shall be no less than 100% of the Fair Market Value of the Stock on the date of grant) multiplied by the number of shares of Stock in respect to which the right is being exercised, with the Administrator having the right to determine the form of payment.
               (i) Free Standing Stock Appreciation Rights shall be transferable or exercisable only when and to the extent that a Stock Option would be transferable or exercisable under paragraph (6) of Section 5 of the Plan.

               (j) In the event of the termination of employment or service of a Participant who has been granted one or more Free Standing Stock Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
               (k) Limited Stock Appreciation Rights may only be exercised within the 30-day period following a “Change of Control” (as defined by the Administrator in the agreement evidencing such Limited Stock Appreciation Right) and, with respect to Limited Stock Appreciation Rights that are Related Rights (“Related Limited Stock Appreciation Rights”), only to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan; provided, however, that no Related Limited Stock Appreciation Right shall be exercisable during the first six months of its term, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of such six-month period.
               (l) Upon the exercise of a Limited Stock Appreciation Right, the recipient shall be entitled to receive an amount in cash equal in value to the excess of the “Change of Control Price” (as defined in the agreement evidencing such Limited Stock Appreciation Right) of one share of Stock as of the date of exercise over (A) the option price per share specified in the related Stock Option, or (B) in the case of a Limited Stock Appreciation Right which is a Free Standing Stock Appreciation Right, the price per share specified in the Free Standing Stock Appreciation Right, such excess to be multiplied by the number of shares in respect of which the Limited Stock Appreciation Right shall have been exercised.
Section 7. Restricted Stock, Deferred Stock and Performance Shares.
          (1) General. Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Employees, consultants and advisors to whom, and the time or times at which, grants of Restricted Stock, Deferred Stock or Performance Share awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Restricted Stock, Deferred Stock or Performance Share awards; the Restricted Period (as defined in paragraph (3) hereof) applicable to Restricted Stock or Deferred Stock awards; the Performance Goals applicable to Performance Share or Deferred Stock awards; the date or dates on which restrictions applicable to such Restricted Stock or Deferred Stock awards shall lapse during such Restricted Period; and all other conditions of the Restricted Stock, Deferred Stock and Performance Share awards. The Administrator may also condition the grant of Restricted Stock, Deferred Stock awards or Performance Shares upon the exercise of Stock Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Restricted Stock, Deferred Stock or Performance Share awards need not be the same with respect to each recipient. In the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 5(5) with respect to the exercise of stock options.
          (2) Awards and Certificates. The prospective recipient of a Restricted Stock, Deferred Stock or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a “Restricted Stock Award Agreement,” “Deferred Stock Award Agreement” or “Performance Share Award Agreement,” as appropriate) and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this Section 7(2), (i) each Participant who is awarded Restricted Stock or Performance Shares shall be issued a stock certificate in respect of such shares of Restricted Stock or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.
          The Company may require that the stock certificates evidencing Restricted Stock or Performance Share awards hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award or Performance Share award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

          With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the participant, or his legal representative, in a number equal to the number of shares of Stock covered by the Deferred Stock award.
          (3) Restrictions and Conditions. The Restricted Stock, Deferred Stock and Performance Share awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:
               (a) Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement or Performance Share Award Agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Performance Shares or Deferred Stock awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the Participant’s termination of employment or service, death or Disability or the occurrence of a “Change of Control” as defined in the agreement evidencing such award.
               (b) Except as provided in paragraph (3)(a) of this Section 7, the Participant shall generally have, with respect to the shares of Restricted Stock or Performance Shares, all of the rights of a shareholder with respect to such stock during the Restricted Period. The Participant shall generally not have the rights of a shareholder with respect to stock subject to Deferred Stock awards during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Restricted Stock, Performance Shares or Deferred Stock, except as the Administrator, in its sole discretion, shall otherwise determine.
               (c) The rights of holders of Restricted Stock, Deferred Stock and Performance Share awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the Restricted Stock Award Agreement, Deferred Stock Award Agreement or Performance Share Award Agreement, as appropriate, governing such awards.
Section 8. Amendment and Termination.
          The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant’s consent, or that without the approval of the shareholders (as described below) would:
          (1) except as provided in Section 3, increase the total number of shares of Stock reserved for the purpose of the Plan;
          (2) change the class of employees, directors, consultants and advisors eligible to participate in the Plan; or
          (3) extend the maximum option period under paragraph (2) of Section 5 or Section 5A of the Plan.
          Notwithstanding the foregoing, shareholder approval under this Section 8 shall only be required at such time and under such circumstances as shareholder approval would be required under Section 162(m) of the Code or other applicable law, rule or regulation with respect to any material amendment to any employee benefit plan of the Company.

          The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.
Section 9. Unfunded Status of Plan.
          The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
Section 10. General Provisions.
          (1) The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.
          All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
          (2) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee, director, consultant or advisor of the Company any right to continued employment or service with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment or service of any of its employees, directors, consultants or advisors at any time.
          (3) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
          (4) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
Section 11. Effective Date of Plan.
          The Plan became effective (the “Effective Date”) on August 8, 1995, the date the Company’s shareholders formally approved the Plan.
Section 12. Term of Plan.
          No Stock Option, Stock Appreciation Right, Limited Stock Appreciation Right, Restricted Stock, Deferred Stock or Performance Share award shall be granted pursuant to the Plan on or after March 26, 2013, but awards theretofore granted may extend beyond that date.

APPENDIX B
OAKLEY, INC.
EXECUTIVE OFFICER
PERFORMANCE BONUS PLAN
As Amended and Restated Through April 17, 1999
          This Executive Officer Performance Bonus Plan (the “Plan”) was adopted by the Board of Directors of Oakley, Inc. (the “Company”) on August 8, 1995. The Board of Directors of the Company subsequently amended the Plan on April 17, 1999 to include provisions to comply with the requirements for “performance-based compensation” within the meaning Section 162(m) of the Internal Revenue Code of 1986, as amended.
Purpose
          This Plan is designed to reward executive officers of the Company for achieving corporate performance objectives. The Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to link their goals and interests more closely with those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers.
ARTICLE I
ELIGIBILITY AND PARTICIPATION
          I.1 All executive officers of the Company shall be eligible to participate in the Plan. Prior to or at the time performance objectives are established for a “Performance Period,” as defined below, the Committee of the Company’s Board of Directors (the “Board”) designated under Section 6.1 (the “Committee”) will identify those executive officers who shall in fact be participants for such Performance Period.
ARTICLE II
PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES
          II.1 The fiscal year of the Plan (the “Plan Year”) shall be the calendar year; provided, however, that the first Plan Year shall be the short year that commences on the date that the Board approves the adoption of the Plan and ends on the following December 31. The performance period (the “Performance Period”) with respect to which bonuses may be payable under the Plan shall generally be the Plan Year; provided however, that the Committee shall have the authority to designate different Performance Periods under the Plan.
          II.2 The Committee shall establish in writing, with respect to each Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Plan if and to the extent that the performance goals are attained.
          II.3 Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: Stock price, market share, gross revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, sales, cost reductions and savings, return on revenues or productivity. In addition, performance goals may be based upon a participant’s attainment of specific objectives set for that participant’s performance by the Company with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility. Measurements of the Company’s or a participant’s performance against the performance goals established by the Committee shall be objectively determinable and shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.
ARTICLE III
DETERMINATION OF BONUS AWARDS
          III.1 As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Company and the participants have achieved the performance goal or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each participant’s bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the amount of any participant’s bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant’s performance or unanticipated factors.
          III.2 No participant’s bonus shall exceed $3,000,000 for any Plan Year.
ARTICLE IV
PAYMENT OF AWARDS
          IV.1 Approved bonus awards shall be payable by the Company in cash to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing pursuant to Section 3.l that the relevant performance goals were achieved; provided, that the Committee may, in its discretion, make reasonable advances to any Participant based upon relevant Company or individual performance during a portion of a Performance Period as measured against the performance goals or goals established for such Participant with respect to the entire Performance Period. Notwithstanding anything to the contrary, no bonus awards shall be payable for any Plan Year commencing on or after January 1, 1999 unless and until the shareholders of the Company approve the amendments to the Plan adopted by the Board on April 17, 1999.
          IV.2 Except as otherwise provided in any employment agreement between the Company and a participant or as otherwise determined by the Committee, a bonus award that would otherwise be payable to a participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period (or who is employed on the last day of a Performance Period but is absent from the performance of the participant’s duties for a significant portion of the Plan Year) shall be prorated, or not paid, as follows:

(1)	Terminated due to disability	Prorated based on active service during
Performance Period

(2)	Retirement in accordance with the Company’s retirement policies	Prorated based on active service during Performance Period

(3)	Resignation prior to retirement without mutual written agreement	No award

(4)	Resignation pursuant to mutual written agreement	Prorated based on active service during Performance Period

(5)	Leave of absence	Prorated based on active service during Performance Period

(6)	Death of participant	Prorated based on active service during
Performance Period

ARTICLE V
OTHER TERMS AND CONDITIONS
          V.1 No person shall have any legal claim to be granted an award under the Plan, and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company, and no participant shall have any claim with respect to any specific assets of the Company.
          V.2 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employment of the Company or any subsidiary or to maintain any participant’s compensation at any level.
          V.3 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.
ARTICLE VI
ADMINISTRATION
          VI.1 Upon establishment by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder. Prior to such time, the Board shall constitute the Committee hereunder.
          VI.2 The Committee shall have full power, authority and discretion to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.
          VI.3 The Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.
          VI.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.
          VI.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time.
          VI.6 To the extent permitted by applicable law, (a) no member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and (b) the Company shall indemnify and hold harmless each member of the Committee against any reasonable cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.
          VI.7 The place of administration of the Plan shall be in the State of California, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of California.

ANNUAL MEETING OF SHAREHOLDERS OF

OAKLEY, INC.

June 9, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Jim Jannard ¡ D. Scott Olivet ¡ Link Newcomb ¡ Tom Davin ¡ Mary George ¡ Mike Puntoriero ¡ Greg Trojan ¡ Colombe Nicholas ¡ Frits van Paasschen
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the amendments to the Oakley, Inc. 1995 Stock Incentive Plan.	☐	☐	☐
3.	Approval of the Oakley, Inc. Amended and Restated Executive Officers Performance Bonus Plan.	☐	☐	☐
4.	Ratification of the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2006.	☐	☐	☐
5.	In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE AMENDMENTS TO THE OAKLEY, INC. 1995 STOCK INCENTIVE PLAN, FOR THE APPROVAL OF THE OAKLEY, INC. AMENDED AND RESTATED EXECUTIVE OFFICERS PERFORMANCE BONUS PLAN, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND A PROXY STATEMENT FOR THE ANNUAL MEETING PRIOR TO THE SIGNING OF THIS PROXY.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

OAKLEY, INC.
COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     THE UNDERSIGNED HEREBY APPOINT(S) LINK NEWCOMB AND COS LYKOS AS PROXIES WITH FULL POWER OF SUBSTITUTION, AND HEREBY AUTHORIZE(S) EACH OF THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE HEREOF, ALL SHARES OF COMMON STOCK OF OAKLEY, INC. (THE “COMPANY”) HELD OF RECORD BY THE UNDERSIGNED ON MARCH 31, 2006 AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2006, AT 10:00 A.M., LOCAL TIME, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AT THE OAKLEY, INC. HEADQUARTERS AT ONE ICON, FOOTHILL RANCH, CALIFORNIA 92610 AND HEREBY REVOKE(S) ANY PROXIES HERETOFORE GIVEN.
BY SIGNING AND DATING THE REVERSE SIDE OF THIS CARD, THE UNDERSIGNED AUTHORIZE(S) THE PROXIES TO VOTE EACH PROPOSAL, AS MARKED, OR IF NOT MARKED TO VOTE “FOR” EACH PROPOSAL. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENVELOPE PROVIDED.
THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT THE ABOVE MEETING OR ANY ADJOURNED OR POSTPONED SESSION THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED WILL INDICATE AFFIRMATIVELY AT THE MEETING THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON.

(Continued and to be signed on the reverse side)

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